AMENDMENT

(g)(1)(A)(i)

This Amendment is an amendment to the Custody Agreement dated as of January 6, 2003 (as amended) between each entity listed on Exhibit A thereto (each a "Fund" and collectively the "Funds") and The Bank of New York Mellon ("Custodian") (the "Agreement").

The date of this Amendment is as of __November 21__, 2022 (the "Effective Date").

Each intending to be legally bound, and each acknowledging receipt of sufficient consideration with respect to the provisions set forth in this Amendment, each Fund and Custodian hereby agrees as follows:

1.Section 8 of Article III of the Agreement is amended and restated as follows:

"8. (a) To the extent that Custodian has received all accurate, relevant and necessary information with respect to the Fund's Accounts and with respect to the Fund's identification or classification for purposes of taxes, withholding, tax certification and reporting requirements, claims for tax exemptions or tax refunds and interest, penalties, additions to tax and other related expenses, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by Custodian in connection with the matters set forth in this Section 8 (such information, "Tax Information") within the time stipulated, Custodian will perform the following services with respect to taxes, withholding, tax certification and reporting requirements and claims for tax exemptions or tax refunds:

(i)Unless prohibited by law or regulation, upon reasonable request of the Fund, Custodian will provide to the Fund such information received by Custodian in its capacity as custodian that could assist the Fund or its designee in the submission of any reports or returns with respect to taxes, withholding, tax certification and reporting requirements, claims for tax exemptions or tax refunds and interest, penalties, additions to tax and other related expenses. An Authorized Person will inform Custodian in writing as to which party or parties will receive information from Custodian;

(ii)Custodian will, upon receipt of sufficient Tax Information from the Fund (as reasonably determined by Custodian), file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to Custodian's service level description (in each case as made available to the Fund from time to time). Where the Fund (for whatever reason) fails or neglects to provide Custodian with or to review and confirm the Tax Information within a reasonable time as stipulated by Custodian, then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on the Fund to immediately return amounts already refunded by a tax authority. The Fund may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to Custodian of such appointment and completion of standard documentation agreed between Custodian and the Fund; and

(iii)Custodian or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and Custodian is authorized to debit the relevant Account in the amount of a tax-related obligation and to pay such amount to the appropriate taxing authority.

The Fund's receipt of the foregoing services is dependent upon its subscription to Custodian's information reporting system, and the Fund will be responsible for enrolling its designated Authorized Persons in such system. The Fund acknowledges that Custodian may, at any time, amend the scope of its tax service offering and prior notice of such changes will be made available to Custodian's customers through its information reporting system. Such changes may require additional documentation, attestations or declarations to be entered into by the Fund in order to continue receiving the relevant tax service in a particular market. Subject to the Fund's full compliance with the requirements referenced in the preceding sentence, and not including any change related to a matter outside the reasonable control of Custodian, no change in the scope of the tax service offering will result in a material diminution of such service.

(b)The Fund acknowledges that Custodian is a service provider and not an economic beneficiary of any transaction.

(c)Without limiting any obligations of Custodian set forth in Section 8(a) of this Agreement, the Fund is responsible for understanding its obligations relating to taxes, withholding, tax certification and reporting requirements, claims for tax exemptions or tax refunds and interest, penalties, additions to tax and other related expenses, and the Fund is liable for the same with respect to any assets held on behalf of the Fund and any transaction related thereto.

(d)The Fund will provide Custodian with Tax Information to enable Custodian to comply with Custodian's obligations under any applicable tax laws or with any tax authority enquiry.

(e)In no event will Custodian be liable to the Fund or any third party for any inability of Custodian, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from any tax-related obligations due to (i) the Fund's failure to provide, or delay in providing, Tax Information to Custodian, (ii) any failure of the Fund to comply with applicable tax laws or (iii) any failure or refusal of any taxing authority to provide such relief.

(f)The Fund acknowledges and agrees that none of Custodian nor any BNY Affiliate is a tax adviser and none of Custodian nor any BNY Affiliate will, under any circumstances, provide tax advice to the Fund. The Fund will obtain its own independent tax advice for any tax-related matters."

2.Article IX of the Agreement is amended and restated as follows:

"ARTICLE IX

TERMINATION

1.As between Custodian and a particular Fund, this Agreement shall continue until December 31, 2027 (the "Initial Term") and thereafter shall automatically renew for additional successive one (1) year extension periods (each a "Renewal Term"), unless and until either Custodian or such Fund provides prior written notice to the other party of its intention not to renew this Agreement at least one hundred eighty (180) days in advance of the end of the Initial Term or the then-current Renewal Term.

2.If a Fund or Custodian with respect to a particular Fund materially breaches this Agreement (or repeatedly breaches this Agreement where such repeated breaches constitute a material breach of this Agreement) (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

3.Notwithstanding any other provision of this Agreement, Custodian may terminate this Agreement by written notice to a Fund if such Fund shall terminate its fund accounting agreement with The Bank of New York Mellon, effective on the date of termination of such fund accounting agreement.

4.In the event of termination of this Agreement by a Fund the Fund shall designate a successor custodian or custodians each of which shall meet the requirements of the 1940 Act, and in the event of termination of this Agreement by Custodian the applicable Fund shall on or before the termination date deliver to Custodian written notice designating a successor custodian or custodians; in the absence of such designation by the applicable Fund, Custodian may designate a successor custodian which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. Upon receipt of a notice of acceptance by the successor custodian Custodian shall upon termination of the Agreement deliver directly to the successor custodian all Securities and money then owned by the applicable Fund and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

5.In addition to the termination provisions set forth in Section 1 and Section 2 of this Article IX, and for clarity subject to the terms of Section 4 and Section 6 of this Article IX, a Fund shall have the right to terminate all, but not part, of the services provided to it under this Agreement for any reason at any time after January 1, 2023 and before January 1, 2027 by giving Custodian written notice of such termination at least three hundred sixty-five (365) days prior to the termination date specified in the notice.

6.If a successor custodian is not designated by a Fund or Custodian in accordance with Section 4 of this Article IX, the Fund shall upon termination of this Agreement and upon the delivery by Custodian of all Securities (other than Securities which cannot be delivered to the Fund) and money then owned by the Fund be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities which cannot be delivered to the Fund to hold such Securities hereunder in accordance with this Agreement.

7.For clarity, a Fund will be deemed to have terminated this Agreement if any of such Fund's assets are moved to a service provider other than Custodian without the prior written consent of Custodian."

3.A new Section 11 of Article X of the Agreement is added as follows:

"11. Upon agreement of the Fund and Custodian, Custodian will provide consolidated recordkeeping services reflecting on statements provided to the Fund securities and other assets not held by Custodian (for purposes of this Section 11, "Non-Custody Assets"). Non-Custody Assets are designated on Custodian's books as "assets not held in custody" or by other similar designation. The Fund acknowledges and agrees that (a) the Fund will have no security entitlement against Custodian with respect to Non-Custody Assets; and (b) Custodian will rely, without independent verification, on information provided by the Fund or its designee regarding Non-Custody Assets."

4.Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

5.As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

6.The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

7.This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of this Amendment physically delivered, on a copy of this Amendment transmitted by facsimile transmission or on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

8.If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

9.This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

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[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Agreed:

Each Entity Listed on Exhibit A to the Agreement			The Bank of New York Mellon
By:	/s/ Todd Modic___________	By:	/s/ Sean Brumble__________
Name: Todd Modic		Name: Sean Brumble
Title:	Senior Vice President	Title:	Managing Director